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                                                                   Exhibit 4.2.2


Supplement to


                              CONVERGYS CORPORATION
                      CANADIAN EMPLOYEE SHARE PURCHASE PLAN





                              CONVERGYS CORPORATION
                             201 East Fourth Street
                              Cincinnati, OH 45202

                             ----------------------

                              70,000 Common Shares
                               (without par value)
                                 Issuable Under
                              CONVERGYS CORPORATION
                      CANADIAN EMPLOYEE SHARE PURCHASE PLAN









                  These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                  --------------------------------------------------------------

                  This document constitutes part of a prospectus covering securities that have been registered under the Securities Act of 1933.


                  The date of this Supplement is August 23, 1999.


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                                TABLE OF CONTENTS

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AVAILABLE INFORMATION.............................................................................................1

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE...................................................................1

PLAN ADMINISTRATION...............................................................................................2

EMPLOYEE RETIREMENT INCOME SECURITY ACT; INTERNAL REVENUE CODE....................................................2

DESCRIPTION OF CAPITAL STOCK......................................................................................2

CHANGE IN CONTROL.................................................................................................3

INDEMNIFICATION OF DIRECTORS AND OFFICERS.........................................................................6




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Canadian Employee Share Purchase Plan
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         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY
REPRESENTATIONS NOT CONTAINED IN THE PROSPECTUS OF WHICH THIS IS A PART IN CONNECTION WITH THE OFFER CONTAINED IN THE PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY CONVERGYS CORPORATION.

AVAILABLE INFORMATION

         Convergys Corporation (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). Such reports, proxy statements and other information filed by the Company can be inspected and copied at the public reference facilities of the SEC, Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the following SEC Regional Offices: Seven World Trade Center, Suite 1300, New York, NY 10048, and Citicorp Center, 500 West Madison, Suite 1400, Chicago, IL 60611. Such material can also be inspected at the New York Stock Exchange. Copies can be obtained from the SEC by mail at prescribed rates. Requests should be directed to the SEC's Public Reference Section, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The SEC maintains a web site at http://www.sec.gov containing reports, proxy statements and other information regarding registrants that file electronically with the SEC, including the Company.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents have been filed by the Company with the SEC and are incorporated herein by reference:

         1. The Company's Annual Report on Form 10-K for the year ended December 31, 1998.

         2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1999 and June 30, 1999.

         3. The Company's Current Report on Form 8-K filed on January 15, 1999.

         All documents subsequently filed by the Company pursuant to Section 13(a), 13(c), 14 or 15(d) of the Securities and Exchange Act of 1934 subsequent to the date of the Prospectus of which this is a part and prior to the termination of the offering shall be deemed to be incorporated by reference in the Prospectus of which this is a part and to be part thereof from the date of the filing of such documents.

         Any statement contained herein or in a document or in information incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of the Prospectus of which this is a part to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by

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reference herein or in any prospectus supplement modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of the Prospectus of which this is a part.

         THE COMPANY WILL PROVIDE WITHOUT CHARGE, UPON WRITTEN OR ORAL REQUEST, TO EACH PERSON TO WHOM A COPY OF THIS SUPPLEMENT IS DELIVERED, A COPY OF ANY OR ALL OF THE DOCUMENTS INCORPORATED BY REFERENCE, HEREIN, NOT INCLUDING THE EXHIBITS TO SUCH DOCUMENTS. REQUESTS FOR SUCH COPIES SHOULD BE DIRECTED TO THE SECRETARY, CONVERGYS CORPORATION, 201 EAST FOURTH STREET, CINCINNATI, OHIO 45202, TELEPHONE NUMBER (513) 723-7000.

PLAN ADMINISTRATION

         The Company has contracted with Merrill Lynch Canada Inc. ("Merrill Lynch") to administer the Convergys Corporation Canadian Employee Share Purchase Plan (the "Plan"). Either party may elect to terminate the relationship at the end of any contract year upon 45 days' written notice to the other party.

EMPLOYEE RETIREMENT INCOME SECURITY ACT; INTERNAL REVENUE CODE

         The Plan is not subject to any of the provisions of the Employee Retirement Income Security Act of 1974. The Plan is not qualified under Section 401(a) of the Internal Revenue Code of 1986.

DESCRIPTION OF CAPITAL STOCK.

         The following is a summary description of the capital stock of the Company, does not purport to be complete and is subject to, and is qualified in its entirety by, the Company's Amended Articles of Incorporation (the "Articles") as filed with the Securities and Exchange Commission on July 17, 1998 as Exhibit 3.1 to Pre-Effective Amendment No. 2 to the Company's Registration Statement on Form S-1 (File No. 333-53619).

         The Company's authorized capital stock consists of 500,000,000 Common Shares, without par value, and 5,000,000 preferred shares, without par value (the "Preferred Shares"), of which 4,000,000 are voting preferred shares (the "Voting Preferred Shares"). At July 30, 1999, 152,597,721 Common Shares and no Preferred Shares were outstanding.

         All Common Shares of the Company are entitled to participate equally in such dividends as may be declared by the Board of Directors of the Company and upon liquidation of the Company, subject to the prior rights of any Preferred Shares. All Common Shares are fully paid and nonassessable.

         Each shareholder has one vote for each Common Share registered in the shareholder's name. The Board of Directors is divided into three classes as nearly equal in size as the total

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number of directors constituting the Board permits. The number of directors may be fixed or changed from time to time by the shareholders or the directors.

         The Board of Directors is authorized to issue the Preferred Shares from time to time in series and to fix the dividend rate and dividend dates, liquidation price, redemption rights and redemption prices, sinking fund requirements, conversion rights, covenants, and certain other rights, preferences and limitations. Each series of Preferred Shares would rank, with respect to dividends and redemption and liquidation rights, senior to the Common Shares. It is not possible to state the actual effect of the authorization of any series of Preferred Shares upon the rights of the holders of the Common Shares until the Board of Directors determines the rights of the holders of one or more series of Preferred Shares. However, such effects could include (a) restrictions on dividends on the Common Shares, (b) dilution of the voting power of the Common Shares to the extent that the voting Preferred Shares have voting rights or (c) inability of the Common Shares to share in the Company's assets upon liquidation until satisfaction of any liquidation preference granted to the Preferred Shares.

         No holders of shares of any class of the Company's capital stock have pre-emptive rights or the right to exercise cumulative voting in the election of directors.

         The transfer agent and registrar of the Common Shares is The Fifth Third Bank, Corporate Trust Services, 38 Fountain Square Plaza, Cincinnati, Ohio 45202.

CHANGE IN CONTROL

         The following provisions of the Company's Articles and Ohio law might have the effect of delaying, deferring or preventing a change in control of the Company and would operate only with respect to an extraordinary corporate transaction, such as a merger, reorganization, tender offer, sale or transfer of assets or liquidation involving the Company and certain persons described below.

         Ohio law provides that the approval of two-thirds of the voting power of a corporation is required to effect mergers and similar transactions, to adopt amendments to the articles of incorporation of a corporation, and to take certain other significant actions. Although under Ohio law the articles of incorporation of a corporation may permit such actions to be taken by a vote that is less than two-thirds (but not less than a majority), the Company's Articles do not contain such a provision. The two-thirds voting requirement tends to make approval of such matters, including further amendments to the Articles, relatively difficult and a vote of the holders of in excess of one-third of the outstanding Common Shares of the Company would be sufficient to prevent implementation of any of the corporate actions mentioned above. In addition, Article Fifth classifies the Board of Directors into three classes of directors with staggered terms of office and provides certain limitations on the removal from and filling of vacancies in the office of director.

         Article Sixth of the Articles requires that certain minimum price requirements and procedural safeguards be observed by a person or entity after he or it becomes the holder of 10%

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or more of the voting shares of the Company if such person or entity seeks to effect mergers or certain other business combinations ("Business Combinations") that could fundamentally change or eliminate the interests of the remaining shareholders. If such requirements and procedures are not complied with, or if the proposed Business Combination is not approved by at least a majority of the members of the Board of Directors who are unaffiliated with the new controlling person or entity (taking into account certain quorum requirements), the proposed Business Combination must be approved by the holders of 80% of the outstanding Common Shares and outstanding voting Preferred Shares of the Company (collectively, "Voting Shares"), voting together as a class, notwithstanding any other class vote required by law or by the Articles. In the event the price criteria and procedural requirements are met or the requisite approval by such unaffiliated directors (taking into account certain special quorum requirements) is given with respect to a particular Business Combination, the normal voting requirements of Ohio law would apply.

         In addition, Article Sixth of the Articles provides that the affirmative vote of the holders of 80% of the Voting Shares, voting as a single class, shall be required to amend or repeal, or adopt any provisions inconsistent with, Article Sixth. An 80% vote is not required to amend or repeal, or adopt a provision inconsistent with, Article Sixth if the Board of Directors has recommended such amendment or other change and if, as of the record date for the determination of shareholders entitled to vote thereon, no person is known by the Board of Directors to be the beneficial owner of 10% or more of the Voting Shares, in which event the affirmative vote of the holders of two-thirds of the Voting Shares, voting as a single class, shall be required to amend or repeal, or adopt a provision inconsistent with, Article Sixth.

         Ohio, the state of the Company's incorporation, has enacted O.R.C.
Section 1701.831, the so-called "control share acquisition" statute, and Chapter 1704, a "merger moratorium" statute. The "control share acquisition" statute specifies that, unless a corporation's articles of incorporation or regulations otherwise provide, any person acquiring shares of an "issuing public corporation" (which definition the Company meets) in any of the following three ownership ranges must seek and obtain shareholder approval of the acquisition transaction that first puts such ownership within each such range: (a) more than 20% but less than 33-1/3%; (b) 33-1/3% but not more than 50%; and (c) more than 50%.

         The "merger moratorium" statute provides that, unless a corporation's articles of incorporation or regulations otherwise provide, an "issuing public corporation" (which definition the Company meets) may not engage in a "Chapter 1704 transaction" for three years following the date on which a person acquires more than 10% of the voting power in the election of directors of the issuing public corporation, unless the "Chapter 1704 transaction" is approved by the corporation's board of directors prior to such voting power acquisition. A person who acquires such voting power is an "interested shareholder," and "Chapter 1704 transactions" involve a broad range of transactions, including mergers, consolidations, combinations, liquidations, recapitalizations and other transactions between an "issuing public corporation" and an "interested shareholder," if such transactions involve 5% of the assets or shares of the "issuing public corporation" or 10% of its earning power. After the initial three-year moratorium,

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Chapter 1704 prohibits such transactions absent approval by disinterested shareholders or the transaction meeting certain statutorily-defined fair price provisions

         Ohio also enacted a so-called "greenmailer disgorgement" statute which provides that a person who announces a control bid must disgorge profits realized by that person upon the sale of any equity securities within 18 months of the announcement. This statute also is untested in the courts.

         On November 19, 1998, the Board of Directors of the Company declared a dividend distribution of one right ("Right") on each of the Company's outstanding Common Shares to holders of record of the Common Shares at the close of business on December 1, 1998 (the "Record Date"). One Right also will be distributed for each Common Share issued after December 1, 1998, until the Distribution Date (which is described in the next paragraph). Each Right entitles the registered holder to purchase from the Company a unit ("Unit") consisting of one one-hundredth of a Series A Preferred Share of the Company (the "Preferred Shares") at a purchase price of $70.00 per Unit, subject to adjustment (the "Purchase Price").

         Initially, the Rights will be attached to all Common Share certificates representing shares then outstanding, and no separate Rights Certificates will be distributed. The Rights will separate from the Common Shares and the "Distribution Date" will occur upon the earlier of (a) 10 business days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding Common Shares or (b) 10 business days following the commencement of a tender offer that would if consummated result in a person or group beneficially owning 15% or more of the outstanding Common Shares.

         The Rights are not exercisable until the Distribution Date and will expire at the close of business on December 1, 2008, unless earlier redeemed by the Company as described below.

         After the Distribution Date, the separate Rights Certificates alone will represent the Rights. Except for certain issuances in connection with outstanding options and convertible securities and as otherwise determined by the Board of Directors, only Common Shares issued prior to the Distribution Date will be issued with Rights.

         If a person becomes the beneficial owner of 15% or more of the Common Shares ("Flip-In Event"), each holder of a Right will have the right to receive, upon exercise, Common Shares having a value equal to two times the Purchase Price of the Right. Moreover, the Rights will not be exercisable until the Rights are no longer redeemable as described below. The Acquiring Person would not be permitted to exercise any Rights and any Rights held by such person (or certain transferees of such person) will be null and void and non-transferable.

         If, following the Distribution Date, the Company is acquired in certain specified mergers or other business combinations (i.e., the Company does not survive or its Common Shares are changed or exchanged), or 50% or more of its assets or earning power (on a consolidated basis) is sold or transferred in one transaction or a series of related transactions ("Flip-Over Events"),

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each Right becomes a Right to acquire common stock of the other party to the transaction (or its ultimate parent in certain circumstances) having a value equal to two times the Purchase Price. As an enforcement mechanism, the Rights Agreement prohibits the Company from entering into any such transaction unless the other party agrees to comply with the provisions of the Rights.

         In general, the Company may redeem the Rights in whole, but not in part, at a price of $0.001 per Right, at any time prior to a Flip-In Event. Immediately upon the action of the Board of Directors ordering redemption of the Rights, the Rights will terminate and the only right of the holders of Rights will be to receive the $0.001 redemption price.

         Until a Right is exercised, the holder thereof, as such, will have no rights as a shareholder of the Company, including, without limitation, the right to vote or to receive dividends.

         The issuance of the Rights may have certain anti-takeover effects and possible disadvantages. The Rights will cause substantial dilution to a person or group who attempts to acquire the Company or a significant Common Share ownership interest without conditioning the offer on the Rights being redeemed or a substantial number of Rights being acquired. Accordingly, an Acquiring Person might decide not to acquire the Company or such an interest, although individual shareholders may view such an acquisition favorably. In addition, to the extent that issuance of the Rights discourages takeovers that would result in a change in the Company's management or Board of Directors, such a change will be less likely to occur. The Board of Directors believes, however, that the advantages of discouraging potentially discriminatory and abusive takeover practices outweigh any potential disadvantages of the Rights. The Rights should not interfere with any merger or other Business Combination approved by the Board of Directors. The Rights are designed to protect shareholders against unsolicited attempts to acquire control of the Company, whether through accumulation of the Common Shares in the open market or partial or two-tier tender offers, that do not offer a fair price to all shareholders.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

         There is no provision in the Company's Articles by which an officer or director of the Company may be indemnified against any liability which he may incur in his capacity as such. However, the Company has indemnification provisions in its Amended Regulations which provide that the Company will, to the full extent permitted by Ohio law, indemnify all persons whom it may indemnify pursuant thereto. The Ohio law permits the Company to indemnify any current or former director, officer, agent or employee, or any person who is serving or has served at the Company's request as a director, trustee, officer, agent or employee of another corporation, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the defense of any pending, threatened or completed action, criminal or civil, to which he is or is threatened to be made a party by reason of being or having been such director, trustee, officer, agent or employee, provided that he is determined to have acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Company or such other corporation and that in any matter which is the subject of criminal action he had no reasonable cause to

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believe that his conduct was unlawful. The same standards apply in an action or suit by or in the right of the Company or such other corporation, except that no indemnification is available if such person is adjudged to be liable for negligence or misconduct in the performance of his duty to the Company or such other corporation unless and to the extent that a court determines that in view of all the circumstances he is fairly and reasonably entitled to indemnity for his expenses as the court deems proper; however, the Company cannot indemnify a director with respect to any action or suit where the only liability asserted against the director is pursuant to O.R.C. Section 1701.95, which imposes liability upon directors who vote for or assent to, among other things, improper dividends, redemptions, distributions or loans. Unless otherwise ordered by a court, a determination of whether such indemnification is proper in the circumstances shall be made according to applicable standards of conduct by a majority vote of a quorum of disinterested directors of the Company acting without those who seek indemnification, or if such a quorum is not available or if such a majority vote so directs, in a written opinion by independent counsel, by the shareholders, by the court of common pleas or by the court in which the proceedings are brought. Depending on the person involved, the circumstances and the type of undertaking to be received from the person to be indemnified, the Company either must or may pay the expenses of an action, including attorneys' fees, incurred by such person in advance of final disposition of such action. Indemnification under the above provisions by the Company may continue as to any person who has ceased to be a director, trustee, officer, agent or employee and may inure to the benefit of his heirs, executors and administrators. The Company may purchase and maintain insurance or furnish similar protection on behalf of or for any person (qualified to be indemnified) against any liability asserted against him, and incurred by him in or arising out of his indemnifiable status, whether or not the Company would have the power to indemnify him against such liability.

         The Company provides liability insurance for its directors and officers for certain losses arising from certain claims and charges, including claims and charges under the Securities Act of 1933 (the "1933 Act"), which may be made against such persons while acting in their capacities as directors and officers of the Company. Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Company pursuant to the provisions referred to herein, or otherwise, the Company has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable.


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